EXHIBIT 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Kamada Ltd. In accordance with Rule 13d-1(k)(1), the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G and any amendments thereto with respect to Ordinary Shares, par value NIS 1.0 per share, of Kamada Ltd. beneficially owned by each of them.

Date: February 16, 2021

Damar Chemicals Inc.

/s/ Jonathan Hahn
By:	Jonathan Hahn
Title:	Holder Power of Attorney

Jonathan Hahn

/s/ Jonathan Hahn

Tamar Hahn

/s/ Tamar Hahn

Nicolas Rodolfo Hahn
/s/ Nicolas Rodolfo Hahn